UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   December 23, 2010

American Standard Energy Corp.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	333-132948	20-2791397
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

4800 North Scottsdale Road
Suite 1400
Scottsdale, AZ 85251
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(408) 371-1929
 (ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On December 23, 2010, the Board of Directors of American Standard Energy Corp. (the “Company”) announced the election of Robert J. Thompson as Chairman of the Board of Directors of the Company with immediate effect.

Mr. Thompson adds to the Company many years of public company governance including with large multi-national oil and gas exploration and production companies.  Mr. Thompson will provide leadership and guidance to the Board as well as senior management in setting and achieving the Company’s growth strategies in the energy industry.

Mr. Thompson, Age 68, previously served as Chairman of the Board (1991-2001) of C.M. Oliver Inc., a Canadian publicly traded investment dealer/broker involved since 1907 in investment banking activities throughout North America and Europe, particularly in the oil & gas and mineral resource sectors.  Previously, Mr. Thompson was a Senior Partner of KPMG Consulting (1962-1976, and 1987-1988) and predecessor firms of Ernst & Young (1976-1987).  His professional involvements concentrated on corporate finance and merger and acquisition advisory services.

He also serves as Chairman of the Board (2005-present) of Algae Biosciences Corporation and as Chairman of the Board (2000-present) of QuoteMedia, Inc.  He is also Managing Director (2006-present) of CanAm Capital Partners, LLC, a Corporate Finance Advisory firm, and President of Corpus Investments Inc., a private equity firm.

Mr. Thompson will also Chair the Company’s Compensation, Audit, and Nominating & Corporate Governance Committees.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Thompson.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreement

There is no employment agreement between the Company and any of it directors.

Item 9.01Financial Statement and Exhibits

(d)	Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

American Standard Energy Corp.

Date: December 30, 2010	By:	/s/ Scott Feldhacker
Name: Scott Feldhacker
Title: Chief Executive Officer